Exhibit 10.1

Amended and restated STOCKHOLDERS’ AGREEMENT

This Amended and Restated Stockholders’ Agreement (this “Agreement”) is made as of June 5, 2024, by and among (i) AST SpaceMobile, Inc., a Delaware corporation (the “Company”); (ii) Abel Avellan (“Avellan”); (iii) Antares Technologies LLC, a Delaware limited liability company (“Antares”); (iv) Vodafone Ventures Limited, a private limited company incorporated under the Laws of England and Wales (“Vodafone”); (v) Rakuten Mobile USA Service Inc., a Delaware corporation (“Rakuten”); (vi) ATC TRS II LLC, a Delaware limited liability company (“American Tower” and, together with Vodafone, Antares, Rakuten and Avellan, the “Stockholder Parties”); and (vii) AT&T Venture Investments, LLC, a Delaware limited liability company (“AT&T”, and together with the Company and the Stockholder Parties, the “Parties”).

RECITALS

WHEREAS, the Company and certain of the Stockholder Parties have entered into the Stockholders’ Agreement, dated as of April 6, 2021 (the “Existing Agreement”);

WHEREAS, in connection with an investment and commercial arrangement with the AT&T Holders, the Company has agreed with the AT&T Holders to use its reasonable best efforts to cause the Existing Agreement to be amended to grant the AT&T Holders certain governance rights;

WHEREAS, on March 4, 2024, Invesat LLC, a Delaware limited liability company (“Invesat”), entered into a blocker merger pursuant to which Antares became the owner of the economic interests in the Company previously held by Invesat; and

WHEREAS, the Parties desire to amend and restate the Existing Agreement in its entirety to, among other things, (i) grant the AT&T Holders certain governance rights and (ii) provide Antares the same rights and obligations as Invesat thereunder.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“American Tower Holders” shall mean American Tower and its Permitted Transferees.

“Antares Holders” shall mean Antares and its Permitted Transferees.

“AT&T Commercial Agreement” shall mean any commercial agreement to be entered into by and between an AT&T Holder and OpCo from time to time.

“AT&T Holders” shall mean AT&T, AT&T Services, Inc. and their Permitted Transferees.

“Avellan Holders” shall mean Avellan and his Permitted Transferees.

“Blocker Transaction” means, with respect to a stockholder of the Company party to this Agreement, the Company’s direct or indirect acquisition of such stockholder, or a direct or indirect subsidiary of such stockholder, that has no material assets other than equity interests in the Company and OpCo and has no material liabilities other than any liabilities directly relating to such equity interests (each, a “Blocker Corporation”) (i) via a combination pursuant to which the Company will issue shares of Class A Common Stock (the “Blocker Consideration”) to the stockholders of such Blocker Corporation (each, a “Blocker Stockholder”) as consideration for all of their shares of such Blocker Corporation and (ii) that (a) is required of the Company under Section 11.8 of the OpCo LLCA or (b) has otherwise been consented to by the Company.

“Board” shall mean the board of directors of the Company.

“By-Laws” shall mean the by-laws of the Company, as may be amended from time to time.

“Charter” shall mean the certificate of incorporation of the Company, as may be amended from time to time.

“Class A Common Stock” shall mean the Class A common stock of the Company, par value $0.0001 per share.

“Class B Common Stock” shall mean the Class B common stock of the Company, par value $0.0001 per share.

“Class C Common Stock” shall mean the Class C common stock of the Company, par value $0.0001 per share.

“Closing” shall mean the closing of the transactions contemplated by the Purchase Agreement.

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“Closing Date” shall have the meaning given in the Purchase Agreement.

“Common Stock” shall mean the Class A Common Stock, Class B Common Stock and Class C Common Stock.

“Competitor” shall mean a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the provision of connectivity to standard and non-standard handsets, sensors and Internet of things devices using satellites, high altitude systems or any other aerial systems but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor; provided that, for purposes of this Agreement, neither Vodafone, the AT&T Holders nor either of their respective Affiliates shall be deemed a Competitor with respect to the current business lines of Vodafone, the AT&T Holders and their respective Affiliates.

“Confidential Information” shall mean all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or any of its Subsidiaries, or a Stockholder Party, as the case may be, in the performance of duties for, or on behalf of, the Company or any of its Subsidiaries or that relates to the business, products, services or research of the Company or any of its Subsidiaries or any of their investors, partners, Affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates, including, without limitation: (i) internal business information of the Company and its Subsidiaries (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company or any of its Subsidiaries, its Affiliates, their respective customers and their respective confidential information; (iii) any confidential or proprietary information of any third party that the Company or any Subsidiary of the Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (iv) industry research compiled by, or on behalf of the Company or any of its Subsidiaries, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company or any of its Subsidiaries; (v) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (vi) information related to the Company’s Intellectual Property and updates of any of the foregoing; provided that, “Confidential Information” shall not include any information that a Stockholder Party can demonstrate has become generally known and widely available for use other than as a result of the acts or omissions of such Stockholder Party or any Person over which such Stockholder Party has control to the extent such acts or omissions are not authorized by such Stockholder Party in the performance of such Person’s assigned duties for such Stockholder Party.

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“Designating Party” shall mean each of Avellan, Antares, Vodafone, Rakuten, the AT&T Holders and American Tower.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Law” shall mean any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order.

“Nasdaq” shall mean The Nasdaq Stock Market LLC.

“Necessary Action” shall mean, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Purchase Agreement, the Registration Rights Agreement, the Charter or the By-Laws) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board and the stockholders of the Company, (ii) voting or providing a proxy with respect to the Voting Shares Beneficially Owned by such party, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the Charter or the By-Laws, (iv) requesting members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“NPA” shall mean New Providence Acquisition Corp., a Delaware corporation and a predecessor to the Company.

“NPA Sponsor” shall mean New Providence Management LLC, a Delaware limited liability company.

“OpCo” shall mean AST & Science, LLC, a Delaware limited liability company.

“OpCo Common Units” shall mean the “Common Units” of OpCo as defined in the OpCo LLCA.

“OpCo LLCA” shall mean the Fifth Amended and Restated Limited Liability Company Operating Agreement of OpCo, dated as of April 6, 2021, as it may be amended, supplemented, restated and/or modified from time to time.

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“Permanently Incapacitated” shall mean, with respect to any Person, when a competent medical authority who is treating such Person has given a written opinion to the Company stating that such Person has become permanently incapable of carrying out his or her functions as an officer or member of the Board, as applicable.

“Permitted Transferees” shall mean, with respect to any stockholder of the Company or the AT&T Holders party to this Agreement: (i) the Company, OpCo, or any of their Subsidiaries; (ii) any Person approved in writing in advance by the Board, in its sole discretion; (iii) in the case of the AT&T Holders, Antares, Vodafone and Rakuten, any of their controlled or controlling Affiliates (only for so long as such transferee remains a controlled or controlling Affiliate); (iv) if the stockholder is a natural Person, any of such stockholder’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such stockholder and for the sole benefit of such stockholder and/or such stockholder’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons; and (v) a Blocker Stockholder in connection with a Blocker Transaction with respect to such stockholder, in the case of each of clauses (i) through (v), only if such transferee becomes a party to this Agreement; provided that, notwithstanding the foregoing, in no event will any Person that is a Competitor to the Company be a Permitted Transferee hereunder.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Purchase Agreement” means that certain Equity Purchase Agreement, dated as of December 15, 2020, by and among OpCo, the Stockholder Parties, and other existing equityholders of OpCo, NPA, NPA Sponsor and Avellan.

“Rakuten Holders” shall mean Rakuten and its Permitted Transferees.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Existing Agreement, by and among the Company and the Stockholder Parties, as may be amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholder Shares” shall mean all securities of the Company registered in the name of, or Beneficially Owned by the Stockholder Parties, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof.

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“Subsidiary” shall mean, with respect to any Person, (i) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by such Person, and (ii) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by such Person or of which such Person or any Subsidiary is a general partner, manager, managing member or the equivalent.

“Sunset Date” shall mean, the first date, following the Closing Date, on which either (i) the Avellan Holders Beneficially Own a number of shares of Class A Common Stock representing less than twenty percent (20%) of the number of shares of Class A Common Stock Beneficially Owned by the Avellan Holders immediately following the Closing Date (assuming, for this purpose, that all outstanding OpCo Common Units are and were exchanged at the applicable times of measurement by the Stockholder Parties for shares of Class A Common Stock in accordance with the OpCo LLCA and without regard to any other restriction on exchange) or (ii) Avellan dies or becomes Permanently Incapacitated.

“Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Vodafone Holders” shall mean Vodafone and its Permitted Transferees.

2. Agreement to Vote. During the term of this Agreement, each Stockholder Party shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised Options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by such Stockholder Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, including, without limitation, voting or causing to be voted all Voting Shares Beneficially Owned by such Stockholder Party so that the Board is comprised of the Persons designated pursuant to Section 3. Except as explicitly provided in this Agreement, each Stockholder Party is free to vote or cause to be voted all Voting Shares Beneficially Owned by such Stockholder Party. For the avoidance of doubt, nothing in this Section 2 shall require an Stockholder Party to exercise or convert any security exercisable or convertible for voting securities of the Company.

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3. Board of Directors.

(a) Board Representation. The Board shall initially consist of thirteen (13) directors, with two (2) director seats being vacant immediately following the Closing Date, which seats Avellan may fill at any time. From and after the Closing Date, until the earlier of Avellan’s retirement or resignation from the Board or the Sunset Date, each Stockholder Party shall take all Necessary Action to cause Avellan to be the chairperson of the Board. Notwithstanding the foregoing, on the first date after the Closing Date upon which the Avellan Holders cease collectively to own voting stock of the Company bearing at least fifty percent (50%) of the outstanding voting power of the Company, the size of the Board shall, if greater than eleven (11) members on such date, be reduced to eleven (11) members (of which, for the avoidance of doubt, Avellan shall have the right to nominate five (5) members in accordance with Section 3(b)(ii)(A)).

(b) Avellan Designees.

(i) Subject to Sections 3(b)(ii) and 3(h), the Avellan Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the Stockholder Parties will appoint and vote for, seven (7) members of the Board (the “Avellan Designees” and each an “Avellan Designee”), all of which shall be designated by the Avellan Holders by a majority of shares held by them. For the avoidance of doubt, the Avellan Holders shall have the right to nominate the two (2) remaining Avellan Designees in accordance with this Section 3(b).

(ii) In the event the Avellan Holders cease collectively, as of any date after the Closing Date, to own voting stock of the Company bearing at least: (A) fifty percent (50%) of the aggregate outstanding voting power of the Company, the Avellan Holders shall only be entitled to nominate five (5) members of the Board as of the date Avellan Holders cease to hold the aforementioned requisite securities of the Company; (B) forty percent (40%) of the aggregate outstanding voting power of the Company, the Avellan Holders shall only be entitled to nominate three (3) members of the Board as of the date the Avellan Holders cease to hold the aforementioned requisite securities of the Company; (C) thirty percent (30%) of the aggregate outstanding voting power of the Company, the Avellan Holders shall only be entitled to nominate two (2) members of the Board as of the date the Avellan Holders cease to hold the aforementioned requisite securities of the Company; (D) twenty percent (20%) of the aggregate outstanding voting power of the Company, the Avellan Holders shall only be entitled to nominate one (1) member of the Board as of the date the Avellan Holders cease to hold the aforementioned requisite securities of the Company; and (E) five percent (5%) of the aggregate outstanding voting power of the Company, the Avellan Holders shall no longer be entitled to nominate any members of the Board as of the date the Avellan Holders cease to hold the aforementioned requisite securities of the Company. The Stockholder Parties agree that, in the event the size of the Board is increased or decreased, the number of Avellan Designees that the Avellan Holders are entitled to appoint to the Board shall increase or decrease proportionately to the size of the Board.

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(iii) Notwithstanding the foregoing, for so long as the Avellan Holders are entitled to nominate at least five (5) members of the Board, at least (x) three (3) Avellan Designee must qualify as an “independent director” under Nasdaq Rules and (y) one (1) Avellan Designee must qualify as an “audit committee financial expert” within the meaning of Regulation S-K of the Securities Act.

(c) Antares Designee.

(i) Until the Antares Fall-Away Date, the Antares Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the Stockholder Parties will appoint and vote for, one (1) member of the Board (the “Antares Designee”), who shall be designated by the Antares Holders. The Antares Designee must at all times qualify as an “independent director” under Nasdaq Rules.

(ii) The “Antares Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (A) the Antares Holders collectively do not hold at least five percent (5%) of the outstanding Class A Common Stock of the Company (assuming, for this purpose, that all outstanding OpCo Common Units are and were exchanged at the applicable times of measurement by the Stockholder Parties for shares of Class A Common Stock in accordance with the OpCo LLCA and without regard to any other restriction on exchange); or (B) Antares’s designation rights have been terminated pursuant to Section 3(h).

(d) Vodafone Designee.

(i) Until the Vodafone Fall-Away Date, the Vodafone Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the Stockholder Parties will appoint and vote for, one (1) member of the Board (the “Vodafone Designee”), who shall be designated by the Vodafone Holders.

(ii) The “Vodafone Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (A) the Vodafone Holders collectively hold neither (x) at least five percent (5%) of the outstanding Class A Common Stock of the Company nor (y) at least fifty percent (50%) of the outstanding Class A Common Stock of the Company held by the Vodafone Holders immediately following the Closing (assuming for purposes of clauses (x) and (y), that all outstanding OpCo Common Units are and were exchanged at the applicable time of measurement by the Stockholder Parties for shares of Class A Common Stock in accordance with the OpCo LLCA and without regard to any other restriction on exchange); or (B) Vodafone’s designation rights have been terminated pursuant to Section 3(h).

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(e) Rakuten Designees.

(i) Until the First Rakuten Fall-Away Date, the Rakuten Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the Stockholder Parties will appoint and vote for, one (1) member of the Board, being the “First Rakuten Designee”, who shall be designated by the Rakuten Holders. Until the Second Rakuten Fall-Away Date, the Rakuten Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the Stockholder Parties will appoint and vote for, another member of the Board, being the “Second Rakuten Designee” (together with the First Rakuten Designee, the “Rakuten Designees”), who shall be designated by the Rakuten Holders.

(ii) The “First Rakuten Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (1) the Rakuten Holders collectively hold neither (x) at least five percent (5%) of the outstanding Class A Common Stock of the Company nor (y) at least fifty percent (50%) of the outstanding Class A Common Stock of the Company held by the Rakuten Holders immediately following the Closing (assuming for purposes of clauses (x) and (y), that all outstanding OpCo Common Units are and were exchanged at the applicable time of measurement by the Stockholder Parties for shares of Class A Common Stock in accordance with the OpCo LLCA and without regard to any other restriction on exchange); or (2) Rakuten’s designation rights have been terminated pursuant to Section 3(h).

(iii) The “Second Rakuten Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (1) the Rakuten Holders do not collectively hold at least ten percent (10%) of the outstanding Class A Common Stock of the Company (assuming for this purpose that all outstanding OpCo Common Units are and were exchanged at the applicable time of measurement by the Stockholder Parties for shares of Class A Common Stock in accordance with the OpCo LLCA and without regard to any other restriction on exchange); or (2) Rakuten’s designation rights have been terminated pursuant to Section 3(h).

(f) AT&T Designee.

(i) Director Nomination.

(A) Until the AT&T Fall-Away Date, the AT&T Holders shall have the right (but not the obligation) to nominate, and the Board and the Stockholder Parties will appoint and vote for, one (1) member of the Board, being the “AT&T Designee”, who shall be designated by the AT&T Holders (such right, the “AT&T Director Nomination Right”); provided that, the AT&T Holders may not exercise the AT&T Director Nomination Right until the first annual meeting of the Company to occur after January 16, 2024.

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(B) Until the AT&T Fall-Away Date, the AT&T Holders shall have the sole right (but not the obligation) to at any time upon written notice to the Company to (1) have the AT&T Designee become the AT&T Observer (as defined below) upon the resignation of any such individual as an AT&T Designee or (2) have the AT&T Observer become the AT&T Designee, subject to Section 3(f)(i)(A).

(ii) Observer.

(A) Until the AT&T Fall-Away Date, subject to Section 3(i) and as an alternative to the AT&T Director Nomination Right, the AT&T Holders shall be entitled to designate one (1) observer to the Board (the “AT&T Observer”). The AT&T Observer as of the date hereof is Chris Sambar. AT&T agrees to cause such observer to be subject to confidentiality obligations similar in scope to the confidentiality obligations of the directors of the Company under applicable law.

(B) Until the AT&T Fall-Away Date, the AT&T Observer (a) shall be entitled to attend (in person or by electronic means) any and all meetings of the Board and shall receive an invitation to each such meeting at the same time that the invitation(s) for such meeting are given to members of the Board and (b) shall be provided with all information and materials provided to the Board at the same time that it is provided or made available to members of the Board, subject to applicable laws and preservation of legal privilege.

(C) The AT&T Holders shall have the right, in its sole discretion, to remove or replace the AT&T Observer for any reason upon written notice to the Company.

(iii) OpCo. Until the AT&T Fall-Away Date, to the extent that any Stockholder Party (including their respective Permitted Transferees) other than Avellan has rights to nominate and appoint any representative(s) to the board of managers or other applicable governing body of OpCo, then the AT&T Holders shall also have such corresponding rights to a manager, observer or other applicable representative (the “AT&T OpCo Representative”) based on the foregoing provisions of this Section 3(f), mutatis mutandis.

(iv) Resignation. After the AT&T Fall-Away Date, AT&T agrees to cause its AT&T Designee, AT&T Observer or AT&T OpCo Representative to immediately resign from his or her position as an AT&T Designee, AT&T Observer or AT&T OpCo Representative in accordance with Section 3(i) and the Company may take any and all necessary actions to remove any such AT&T Designee, AT&T Observer or AT&T OpCo Representative.

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(v) AT&T Fall Away Date. The “AT&T Fall-Away Date” shall be the first date following January 16, 2024 on which any of the following events occurs:

(A) the AT&T Holders cease to hold (i) the Convertible Note, dated as of January 22, 2024 (the “AT&T Note”), by and between the Company and AT&T and (ii) if the AT&T Note has converted, at least eighty percent (80%) or more of the Class A Common Stock issued upon conversion of the AT&T Note in accordance with the terms thereof and the Convertible Security Investment Agreement, dated as of January 16, by and among the Company, and the individuals and/or entities who become party thereto from time to time; or

(B) all AT&T Commercial Agreements are terminated in accordance with their terms; provided that such termination is not caused by OpCo’s breach of such AT&T Commercial Agreement.

(g) American Tower Designee.

(i) Until the American Tower Fall-Away Date, the American Tower Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the Stockholder Parties will appoint and vote for, one (1) member of the Board (the “American Tower Designee” and, together with the Avellan Designees, the Antares Designee, the Vodafone Designee, the Rakuten Designees and the AT&T Designee, the “Designees”), who shall be designated by the American Tower Holders.

(ii) The “American Tower Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (A) the American Tower Holders collectively do not hold at least fifty percent (50%) of the outstanding Class A Common Stock of the Company held by the American Tower Holders immediately following the Closing (assuming for this purpose, that all outstanding OpCo Common Units are and were exchanged at the applicable time of measurement by the Stockholder Parties for shares of Class A Common Stock in accordance with the OpCo LLCA and without regard to any other restriction on exchange); or (B) American Tower’s designation rights have been terminated pursuant to Section 3(i).

(h) Additional Lapse of Designation Rights. Notwithstanding anything to the contrary set forth in this Agreement, the right of any Designating Party to designate nominees for appointment to the Board as set forth in Section 3(b), Section 3(c), Section 3(d), Section 3(e), Section 3(f) or Section 3(g), shall terminate if at any time (A) such Designating Party or any of its Affiliates becomes a Competitor of the Company, (B) such Designating Party or any of its Affiliates commences any legal proceeding against the Company, its Subsidiaries or any other member of the Board of Directors; or (C) such Designating Party or any of its Affiliates has the right (whether exercised or not) to designate or appoint a member of or observer to the board of directors (or similar governing body) of any Competitor.

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(i) Resignation; Removal; Vacancies. Any member of the Board designated pursuant to Section 3(b), Section 3(c), Section 3(d), Section 3(e), Section 3(f) or Section 3(g) may resign, or may be removed either (i) with or without cause solely at the direction of the Designating Party who designated such member of the Board, or (ii) by the affirmative written vote or written consent of a majority of the remaining members of the Board upon death, disability, Permanent Incapacity or disqualification of such member of the Board. The Designating Party who designated such resigned or removed director (or such Designating Party’s successors or Permitted Transferees) shall have the exclusive right to designate a replacement for such member of the Board, which individual shall be appointed and approved pursuant to Section 3(b), Section 3(c), Section 3(d), Section 3(e), Section 3(f) or Section 3(g), as applicable, for so long as such Designating Party is entitled to designate such nominee pursuant to such sections.

(j) Voting. Each of the Company and the Stockholder Parties agrees not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would knowingly frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. Each Stockholder Party, to the extent not prohibited by the Charter, shall vote all Voting Shares held by such Stockholder Party in such manner as may be necessary to elect and/or maintain in office as members of the Board those individuals designated in accordance with this Section 3 and to otherwise effect the intent of the provisions of this Agreement; provided that, notwithstanding the foregoing, each Stockholder Party agrees that, at all times, at least three (3) directors shall be independent and qualified to serve on the audit committee under Nasdaq Rules. Each Stockholder Party further agrees until the Sunset Date (i) to take all Necessary Action reasonably available within their power, including casting all votes to which such Stockholder Party is entitled in respect of its Voting Shares, whether at any annual or special meeting, by written consent or otherwise, so as to vote its Voting Shares on all matters submitted to the stockholders of the Company in accordance with the recommendation of the Board and (ii) not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of such party’s equity securities of the Company that would prohibit such party from casting such votes in accordance with clause (i) of this Section 3(j).

(k) From and after the lapse or termination of a Board designation rights set forth in Section 3(b), Section 3(c), Section 3(d), Section 3(e), Section 3(f) or Section 3(g) in accordance with the terms of this Agreement, the Board seat that would have been designated pursuant to such designation right had such right not lapsed or terminated will be filled in accordance with the Charter and the By-Laws.

4. Designee Requirements.

(a) The Company’s and the Stockholder Parties’ obligations with respect to the Designees pursuant to this Agreement shall in each case be subject to each Designee’s satisfaction of all requirements set forth in this Section 4. Each of the Designating Parties agrees that they shall designate only Designees that satisfy, and shall cause each of the Designees nominated by them to, at all times satisfy, the requirements set forth in this Section 4.

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(b) Each Designee shall, at all times, (i) satisfy all requirements regarding service as a director of the Company under applicable Law and the listing rules of Nasdaq (the “Nasdaq Rules”), regardless of whether the Nasdaq Rules then apply to the Company, solely to the extent as has been or will be applicable to all other non-executive directors of the Company, and all other criteria and qualifications for service as a director applicable to all non-executive directors of the Company and (ii) satisfy any other requirements for director qualification adopted by the Board and generally applicable to non-employee directors of the Company.

(c) Each Designating Party shall cause each Designee designated by it: (i) to make himself or herself reasonably available for interviews; (ii) to consent to such reference and background checks or other investigations as the Board or Avellan may reasonably request in order to determine such Designee meets the requirements to serve as a director of the Company, solely to the extent such checks or investigations have been or will be required from all other non-executive directors of the Company, and (iii) to provide to the Company a completed copy of the directors and officers questionnaire submitted by the Company to its other directors in the ordinary course of business.

(d) No Designee (or any replacement thereof appointed by a Designating Party) shall be eligible to serve as a director if he or she (x) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K of the Securities Act, (y) has been or could be disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act or (z) is subject to any outstanding order, judgment, injunction, ruling, writ or decree of any governmental authority prohibiting service as a director of any public company. In the event that a Designee no longer satisfies all the requirements set forth in (1) the immediately preceding sentence and (2) Section 4(b), such Designee’s term of office shall immediately terminate in accordance with the Charter and the By-Laws, and the vacancy resulting from the termination of such Designee’s term of office may be filled as provided by this Agreement and the Charter and the By-Laws. Each Designating Party agrees that, in the event a Designee designated by it no longer satisfies the requirements set forth in the immediately preceding sentence, it shall take all Necessary Action to remove or cause the removal of such Designee from the Board.

(e) As a condition to a Designee’s designation or election to the Board, pursuant to Section 3, such Designee must provide to the Company:

(i) all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with applicable Law, the Nasdaq Rules or the Charter, the By-Laws or other corporate governance guidelines;

(ii) all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, solely to the extent such information has been or will be required from all other non-executive directors of the Company; and

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(iii) an undertaking in writing by such Designee:

(A) to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, solely to the extent applicable to all other non-executive directors of the Company; and

(B) at the request of the Board, to recuse himself or herself from any deliberations or discussions of the Board or any committee thereof regarding matters that, in the reasonable determination of the Board, present actual or potential conflicts of interest with the Company or other matters that, in the reasonable determination of the Board, present actual or potential conflicts of interest with the Company.

5. Required Approvals.

(a) Notwithstanding anything to the contrary contained in this Agreement, subject to Section 5(c), in addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law, the Charter or the By-Laws, the Board shall not permit the Company to, and the Company shall not permit any of its Subsidiaries to, take any of the following actions (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise) without the affirmative vote or written consent of the Avellan Holders (by a majority of shares held by them) acting in their capacity as stockholders of the Company:

(i) change the size of the Board;

(ii) establish any committee of the Board or change the composition or powers of any committees of the Board, except for any special committee that outside counsel advises is required or advisable in order for the members of the Board to faithfully discharge fiduciary duties;

(iii) engagement of any professional advisers, including, without limitation, investment bankers and financial advisers, of the Company, OpCo or any of their Subsidiaries (but not of the Board or of any committee thereof); or

(iv) materially change the nature or scope of the Company’s business or enter into or abandon a line of business.

(b) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 5(c), in addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law, the Charter or the By-Laws, the Board shall not permit the Company, and the Company shall not permit OpCo or any other Subsidiary of the Company, to amend the Charter, the By-Laws, this Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the certificate of formation or limited liability company agreement of OpCo or any other organizational or governing document of the Company or OpCo or any other Subsidiary of the Company that has an adverse effect on the material rights specific to such Stockholder Party or the AT&T Holders (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise) without the affirmative vote or written consent of (i) such Stockholder Party in its capacity as a stockholder of the Company or (ii) the AT&T Holders in their capacity as a security holder of the Company, in each case, as applicable.

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(c) Notwithstanding anything to the contrary contained herein, the consent rights of a Stockholder Party set forth in Section 5(a) and Section 5(b), shall terminate:

(i) with respect to the Avellan Holders, on the Sunset Date;

(ii) with respect to the Antares Holders, on the Antares Fall-Away Date;

(iii) with respect to the Vodafone Holders, on the Vodafone Fall-Away Date;

(iv) with respect to the Rakuten Holders, on the Second Rakuten Fall-Away Date;

(v) with respect to the AT&T Holders, on the AT&T Fall-Away Date; and

(vi) with respect to American Tower, on the American Tower Fall-Away Date.

6. Controlled Company.

(a) The Stockholder Parties agree and acknowledge that by virtue of the combined voting power of the Stockholder Parties of more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company outstanding as of the Closing, the Company will, as of the Closing, qualify as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c).

(b) From and after the Closing, the Company agrees and acknowledges that, unless otherwise agreed by Avellan, it shall elect, to the extent permitted under the Nasdaq Rules, to be treated as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c).

7. Representations and Warranties of Each Stockholder Party. Each Stockholder Party on its own behalf hereby represents and warrants to the Company and each other Stockholder Party, severally and not jointly, with respect to such Stockholder Party and such Stockholder Party’s ownership of his, her or its Stockholder Shares set forth on Annex A, as of the date of this Agreement:

(a) Organization; Authority. If Stockholder Party is a legal entity, Stockholder Party (i) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Stockholder Party is a natural person, Stockholder Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Stockholder Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Stockholder Party. This Agreement constitutes a valid and binding obligation of Stockholder Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(b) No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any governmental Authority or other Person on the part of Stockholder Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement. If Stockholder Party is a natural person, no consent of such Stockholder Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Stockholder Party’s obligations hereunder. If Stockholder Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Stockholder Party is a legal entity, conflict with or violate any provision of the organizational documents of Stockholder Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, concession, franchise, license, notice or Law applicable to Stockholder Party or to Stockholder Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, Stockholder Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of a Stockholder Party, threatened, against such Stockholder Party or any of Stockholder Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(d) Ownership of Shares. Stockholder Party Beneficially Owns his, her or its Stockholder Shares free and clear of all Liens. Except pursuant to this Agreement, the Purchase Agreement, and the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Stockholder Shares and there are no voting trusts or voting agreements with respect to the Stockholder Shares. Stockholder Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Stockholder Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A (collectively, “Options”).

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8. Covenants of the Company.

(a) The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement and (ii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Stockholder Parties under this Agreement without the prior written consent of Avellan.

(b) The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, (ii) for long as any Avellan Designee nominated pursuant to this Agreement serves as a director on the Board, maintain such coverage with respect to such Avellan Designee, and (iii) cause the Charter and the By-Laws to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable Law; provided that, upon removal or resignation of any Avellan Designee for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

(c) The Company shall pay all reasonable out-of-pocket expenses incurred by the members of the Board in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each member of the Board and each officer of the Company from time to time.

9. [Reserved]

10. No Other Voting Trusts or Other Arrangement. Each Stockholder Party shall not, and shall not permit any entity under such Stockholder Party’s control to (a) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (b) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (c) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

11. Additional Shares. Each Stockholder Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Stockholder Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement. Further, if the AT&T Note is converted into shares of the Company, the AT&T Holders (as applicable) shall automatically be deemed a “Stockholder Party” hereto and such shares issued upon such conversion shall automatically be deemed “Voting Shares” hereunder.

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12. No Agreement as Director or Officer. Each Stockholder Party and the AT&T Holders are signing this Agreement solely in his, her or its capacity as a stockholder or security holder of the Company (as applicable). Neither the AT&T Holders nor any Stockholder Party makes any agreement or understanding in this Agreement in his, her or its capacity as a director or officer of the Company or any of its Subsidiaries (if he, she or it holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by the AT&T Holders or a Stockholder Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict the AT&T Holders or a Stockholder Party from exercising his, her or its fiduciary duties as an officer or director to the Company or its stockholders.

13. Confidentiality. Each Stockholder Party agrees, and agrees to cause its Affiliates, to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any Confidential Information; provided, however, that a Stockholder Party may disclose Confidential Information to (a) its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any Affiliate, partner, member, equityholder or wholly-owned Subsidiary of such Stockholder Party in the ordinary course of business; provided that such Stockholder Party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information or (c) as may otherwise be required by law, regulation, rule, court order or subpoena or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system, provided that such Stockholder Party promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

14. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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15. Termination.

(a) Following the Closing, with respect to each Stockholder Party, except as set forth in Section 15(b), (a) Sections 2 (Agreement to Vote), 3 (Board of Directors), and 4 (Designee Requirements) of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which such Stockholder Party no longer has the right to designate a director to the Board under this Agreement; (b) Section 5 (Required Approvals) of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which the combined voting power of the Stockholder Parties no longer exceeds fifty percent (50%) of the total voting power of the Company then outstanding, (c) Section 6(b) (Controlled Company) shall survive until the Company is no longer considered a “controlled company” under Nasdaq Rule 5615(c) (or other applicable stock exchange rule) and (d) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder Party when such Stockholder Party ceases to Beneficially Own any Stockholder Shares.

(b) Notwithstanding the foregoing, the obligations set forth in Section 13 (Confidentiality), Section 14 (Specific Enforcement), Section 15 (Termination), Section 16 (Amendments and Waivers), Section 18 (Assignment), Section 21 (Severability), Section 22 (Governing Law), Section 23 (Jurisdiction), and Section 24 (WAIVER OF JURY TRIAL) shall survive termination of this Agreement.

16. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Stockholder Party and by the AT&T Holders (as applicable) if such party (i) remains a party to this Agreement at such time and (ii) (x) in the case of any amendment to the rights of any Stockholder Party or the AT&T Holders (as applicable) hereunder, has such right at the time of such amendment and (y) in the case of an amendment to any obligation of a Stockholder Party or the AT&T Holders (as applicable) hereunder, remains subject to such obligation at the time of such amendment. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

17. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Stockholder Parties shall become Voting Shares for purposes of this Agreement. During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Stockholder Parties and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Stockholder Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares for purposes of this Agreement.

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18. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

(b) No Stockholder Party may assign or delegate such Stockholder Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Stockholder Shares by such Stockholder Party to a Permitted Transferee in accordance with the terms of the Registration Rights Agreement and this Section 18; provided that, a Stockholder Party’s rights, duties and obligations under this Agreement may be assigned to a Blocker Stockholder in connection with a Blocker Transaction with respect to such Stockholder Party; provided, further that the AT&T Holders’ rights, duties and obligations under this agreement may be assigned to Permitted Transferees.

(c) This Agreement and the provisions hereof shall, subject to Section 18(b), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of each Stockholder Party and the AT&T Holders, as applicable, including with respect to any of such Stockholder Party’s Stockholder Shares that are transferred to a Permitted Transferee in accordance with the terms of this Agreement and the Registration Rights Agreement.

(d) No assignment in accordance with this Section 18 by any party hereto (including pursuant to a Transfer of any Stockholder Party’s Stockholder Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 26 and (ii) the executed written agreement of the assignee, in a form reasonably satisfactory to Avellan, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Stockholder Party shall not permit the Transfer of any such Stockholder Party’s Stockholder Shares to a Permitted Transferee unless and until the Person to whom such securities are to be transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

(e) Any transfer or assignment made other than as provided in this Section 18 shall be null and void.

(f) Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by each Stockholder Party, the aggregate number of shares so held by such Stockholder Party shall include any shares of capital stock of the Company transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 18; provided that, any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 18(d) above, including agreeing to vote or cause to be voted the Voting Shares Beneficially Owned by such Permitted Transferee as required of the applicable transferring Stockholder Party.

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19. Permitted Transferees. In the event any Permitted Transferee to whom any securities of the Company are transferred hereunder ceases to be a Permitted Transferee, such Person shall as promptly as practicable following the date upon which he, she or it ceases to be a Permitted Transferee, Transfer such Company securities to the stockholder from whom such securities were originally received or acquired.

20. Other Rights. Except as provided by this Agreement, each Stockholder Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Stockholder Shares, including the right to vote the Stockholder Shares subject to this Agreement.

21. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

22. Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware without reference to its conflicts of laws provisions.

23. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such courts.

24. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

26. Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail. Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, in accordance with the terms of the Purchase Agreement, (y) if to any other party hereto, to the address or email address, as applicable, of such party set forth on Annex A hereto, or (z) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 26.

27. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties, and supersedes any prior agreement or understanding among the Parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

28. Effectiveness. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be effective as of the Closing Date. If the Purchase Agreement is terminated in accordance with its terms, this Agreement shall terminate concurrently therewith and shall be of no further force and effect.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

COMPANY:

AST SpaceMobile, Inc.
a Delaware corporation

By:	/s/ Sean Wallace
Name:	Sean Wallace
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

STOCKHOLDER PARTY:

Abel Avellan

/s/ Abel Avellan
Abel Avellan

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

STOCKHOLDER PARTY:

Antares Technologies LLC
a Delaware limited liability company

By:	/s/ Adriana Cisneros
Name:	Adriana Cisneros
Title:	President

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

STOCKHOLDER PARTY:

Vodafone Ventures Limited
a private limited company organized under the Laws of England and Wales

By:	/s/ Luke Ibbetson
Name:	Luke Ibbetson
Title:	Authorized Signatory

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

STOCKHOLDER PARTY:

Rakuten Mobile USA Service Inc.,
a Delaware Corporation

By:	/s/ Junya Yukawa
Name:	Junya Yukawa
Title:	Representative Director

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

STOCKHOLDER PARTY:

ATC TRS II LLC a Delaware limited liability company

By:	/s/ Stephen Greene
Name:	Stephen Greene
Title:	Vice President, Corporate Legal

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

AT&T Venture Investments, LLC
a Delaware limited liability company

By:	/s/ Vikram Taneja
Name:	Vikram Taneja
Title:	Authorized Signatory

[Signature Page to Amended and Restated Stockholders’ Agreement]

Annex A

Stockholder Shares

Holder	Address	Shares of Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities
Abel Avellan		Class C Common Stock: 78,163,078	—	—	78,163,078 AST Common Units

Antares Technologies LLC		Class A Common Stock: 10,445,200	—	—	—

Vodafone Ventures Limited		Class A Common Stock: 1,000,000 Class B Common Stock: 9,044,454	—	—	9,044,454 AST Common Units Convertible Note, dated as of January 22, 2024, issued from AST to Vodafone

ATC TRS II LLC		Class A Common Stock: 2,500,000 Class B Common Stock: 2,170,657	—	—	2,170,657 AST Common Units

Rakuten Mobile Service USA Inc.		Class A Common Stock: 2,500,000 Class B Common Stock: 28,520,155	—	—	28,520,155 AST Common Units

A-1